List of Trustees who have signed an Indemnification Agreement:

Barbara M. Baumann

Liaquat Ahamed

Katinka Domotorffy

Catharine Bond Hill

Gregory G. McGreevey

Jennifer Williams Murphy

Marie Pillai

George Putnam III

Manoj P. Singh

Mona K. Sutphen

Jane E. Trust